Exhibit (k)(8)

CION ARES DIVERSIFIED CREDIT FUND

FORM OF INCENTIVE FEE WAIVER AGREEMENT

THIS INCENTIVE FEE WAIVER AGREEMENT (the “Agreement”) is effective as of the 12th day of December, 2017 by and between CION Ares Diversified Credit Fund, a Delaware statutory trust (the “Fund”) and CION Ares Management, LLC (the “Adviser”).

WITNESSETH:

WHEREAS, pursuant to the original investment advisory agreement dated December 6, 2016 (the “Original Investment Advisory Agreement”), the Adviser is entitled to receive an Incentive Fee (as defined in the Original Investment Advisory Agreement) determined and payable as of the end of each calendar quarter;

WHEREAS, the Fund and the Adviser have entered into an Amended and Restated Investment Advisory Agreement (the “Investment Advisory Agreement”), dated the date hereof, to become effective on February 1, 2018 (the “Effective Date”), pursuant to which, as of the Effective Date, the Incentive Fee shall be calculated as of the end of each fiscal quarter;

WHEREAS, in order to ensure that transitioning from calculating the Incentive Fee on a calendar quarter basis to a fiscal quarter basis does not result in the Fund paying any additional Incentive Fee, the Adviser wishes to irrevocably waive all rights to collect an Incentive Fee for a one-month transition period prior to the Effective Date;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1.	WAIVER OF INCENTIVE FEE. The Adviser hereby irrevocably waives any Incentive Fee payable under the Original Investment Advisory Agreement in respect of the Fund’s performance during the month of January 2018.

2.	SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

3.	GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulation promulgated thereunder.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

CION ARES DIVERSIFIED CREDIT FUND	CION ARES MANAGEMENT, LLC

By:	By:
Name:	Name:
Title:	Title:

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